OFFER TO PURCHASE FOR CASH

all of the outstanding common shares of

ZI CORPORATION

at a price of US$0.40 for each common share
by

NUANCE COMMUNICATIONS, INC.

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL
5:00 P.M. (CALGARY TIME) ON DECEMBER 31, 2008 (THE “EXPIRY TIME”),
UNLESS EXTENDED OR WITHDRAWN BY THE OFFEROR.

November 26, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase (including the Summary Term Sheet and Glossary) and Circular dated November 26, 2008, and the related Letter of Transmittal and Notice of Guaranteed Delivery (collectively, the “Offering Documents”), in connection with the Offer by Nuance Communications, Inc. (the “Offeror”), a corporation incorporated in the State of Delaware, to purchase for cash all of the issued and outstanding common shares (the “Common Shares”) of Zi Corporation, other than the Common Shares held by the Offeror and any affiliate, at a purchase price of US$0.40 per Common Share upon the terms and subject to the conditions set forth in the Offering Documents.

Capitalized terms used but not defined in this letter have the meanings set forth in the Offering Documents.

We are the holder of record of Common Shares for your account. A deposit of such Common Shares can only be made by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to deposit Common Shares held by us for your account.

We request instructions as to whether you wish us to deposit any or all of the Common Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offering Documents. Your attention is directed to the following:

1.	The Offer price is US$0.40 per Common Share.

2.	The Offer is being made for all of the issued and outstanding Common Shares, other than the Common Shares held by the Offeror and any affiliate.

3.	The Offer will be open for acceptance until 5:00 p.m. (Calgary time) on December 31, 2008, unless extended or withdrawn by the Offeror.

4.	Depositing Shareholders will not be obligated to pay any brokerage fee or commission to the Depositary or the U.S. Forwarding Agent to accept the Offer.

5.	The Offer is subject to certain conditions, including, without limitation, there being validly deposited under the Offer and not withdrawn, at the Expiry Time, not less than 66 2/3% of the Common Shares outstanding, excluding the Common Shares owned by the Offeror and its affiliates, at the Expiry Time (on a fully-diluted basis). The conditions of the Offer are set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer”. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless each of the conditions to the Offer is satisfied or waived by the Offeror prior to the Expiry Time. The Offer is not subject to any financing condition.

6.	Under no circumstances will interest accrue or be paid to persons who have deposited Common Shares under the Offer, regardless of any delay in making such payment.

The Offer is made solely through the Offering Documents and is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

If you wish to have us deposit any or all of your Common Shares, please so instruct us by completing, executing and returning to us the instruction form accompanying this letter. An envelope to return your instructions to us is also enclosed. If you authorize the deposit of your Common Shares, all such Common Shares will be deposited unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us so as to provide us with ample time to submit a deposit on your behalf prior to the Expiry Time.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH

all of the outstanding common shares of

ZI CORPORATION

at a price of US$0.40 for each common share

NUANCE COMMUNICATIONS, INC.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase (including the Summary Term Sheet and Glossary) and Circular dated November 26, 2008, and the related Letter of Transmittal and Notice of Guaranteed Delivery (collectively, the “Offering Documents”) in connection with the Offer by Nuance Communications, Inc. (the “Offeror”), a corporation incorporated under the laws of the State of Delaware, to purchase for cash all of the issued and outstanding common shares (the “Common Shares”) of Zi Corporation, other than Common Shares owned directly or indirectly by the Offeror and its affiliates, at a purchase price of US$0.40 per Common Share upon the terms and subject to the conditions set forth in the Offering Documents.

The undersigned hereby instructs you to deposit to the Offeror pursuant to the Offer the number of Common Shares indicated below that are held by you for the account of the undersigned (or, if no number is indicated below, all such Common Shares held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offering Documents.

Number of Common Shares to be Deposited:*

SIGN HERE
Account No.(s):

Dated:

Signature(s)

Print Name(s) and Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification and Social Security Number

*	Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be deposited.

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